UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 31, 2018 (July 27, 2018)

Zoetis Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35797	46-0696167
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

10 Sylvan Way, Parsippany, New Jersey	07054
(Address of principal executive offices)	(Zip Code)

(973) 822-7000
(Registrant's telephone number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement
On July 27, 2018, Zoetis Inc., a Delaware corporation (the “Company”), entered into a revolving credit agreement (the “Credit Agreement”) by and among the Company, Barclays Bank PLC, as administrative agent, Bank of America, N.A., Citibank, N.A., JPMorgan Chase Bank, N.A. and MUFJ Bank, Ltd., as syndication agents and the other lenders party thereto, providing for a 364-day $500 million senior unsecured revolving credit facility. Subject to certain conditions, the Company will have the right to, as of the date on which the revolving credit facility would otherwise terminate, convert all or a portion of outstanding revolving loans under the Credit Agreement into term loans with a one-year maturity. The Credit Agreement is not guaranteed by the Company’s subsidiaries.
Loans under the Credit Agreement will bear interest, at the Company’s option, at rates equal to either: (a) a base rate or (b) a Eurodollar rate, in each case plus an applicable margin. Additionally, the Company will pay a facility fee on the commitments under the Credit Agreement, regardless of whether borrowings are outstanding under the Credit Agreement. The applicable margins and the facility fee are determined based on the public ratings of the Company’s senior unsecured non-credit enhanced long-term debt. Initially, the facility fee will be 0.08% per annum of the commitments under the Credit Agreement, regardless of whether any borrowings are outstanding, and the applicable margin for Eurodollar rate loans will be 1.125% per annum. Interest on borrowings and the facility fee are generally payable quarterly in arrears; however, for loans bearing interest based on a Eurodollar rate with a term shorter than three months, interest is payable at the end of such term.
The Company may voluntarily prepay loans and/or reduce the commitment under the Credit Agreement, in whole or in part, without penalty or premium, subject to certain minimum amounts and increments and the payment of customary breakage costs. The Credit Agreement requires the Company to prepay any borrowings thereunder with the net cash proceeds of any issuance of senior unsecured notes by the Company or any of its subsidiaries. On July 30, 2018, in connection with the closing of the Company’s previously-announced acquisition of Abaxis, Inc. (the “Acquisition”), the Company borrowed funds under the Credit Agreement in order to finance a portion of the cash consideration for the Acquisition.
The Credit Agreement contains financial covenants requiring the Company to not exceed a maximum total leverage ratio and to maintain a minimum interest coverage ratio. In addition, the Credit Agreement contains customary affirmative and negative covenants that, among other things, limit or restrict the Company’s and its subsidiaries’ ability, subject to certain exceptions, to incur liens, merge, consolidate or sell, transfer or lease assets and incur priority indebtedness. The Credit Agreement also contains customary events of default.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which the Company will file as an exhibit to its quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2018.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 above is incorporated by reference herein.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ZOETIS INC.

By:	/s/ Heidi C. Chen
Name:	Heidi C. Chen
Title:	Executive Vice President,
General Counsel and Corporate Secretary
Dated: July 31, 2018